Exhibit 99.01
OGE Energy Corp. sets path to becoming a pure-play electric utility with the proposed merger between Energy Transfer LP and Enable Midstream Partners LP

OGE establishes path to becoming pure-play electric utility
Transaction expected to create long-term value for OGE shareholders

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 25.5 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners LP (NYSE: ENBL), today announced its support of the merger agreement between Energy Transfer LP (NYSE: ET) and Enable Midstream Partners LP.

“While we are pleased to announce our support of the merger agreement between Energy Transfer and Enable, our full attention is on the unprecedented winter weather that is impacting our region and our customers. Members of our utility have been working diligently with the Southwest Power Pool and state and local leaders to ensure that our customers have power during this extreme cold weather outbreak,” said Sean Trauschke, Chairman, President, and CEO of OGE Energy Corp.

“Due to our current focus on our customers, we will provide additional details on our earnings call on Thursday, February 25th.

This transaction adds value for our shareholders and the communities we serve, and places OGE on a clear path to becoming a pure-play electric utility. The transaction significantly enhances the liquidity of our midstream position and affords us flexibility to exit this investment in a manner that maximizes value for OGE Energy shareholders.”

Transaction Details
Under the terms of the merger agreement, Energy Transfer will acquire all outstanding limited partnership (“LP”) units of Enable through a unit-for-unit exchange ratio of 0.8595x. OGE Energy Corp. will own approximately 3% of the outstanding LP units of Energy Transfer immediately after the consummation of the merger.

As part of the transaction, Energy Transfer will also acquire the General Partner interests from OGE Energy Corp. and CenterPoint Energy for $10 million in aggregate cash consideration. In addition, upon closing of the transaction, CenterPoint Energy will pay OGE Energy Corp. $30 million.

Repositions Company on Path to Pure-play Electric Utility
“Over the years, we have grown a modestly sized gas pipeline business into a publicly traded MLP that has returned over $1 billion in cash distributions to OGE,” said Mr. Trauschke. “Those distributions were used to help fund our annual dividends to shareholders and invest in our regulated utility business without the need to issue equity.

This proposed merger transaction will result in a stronger, much larger midstream company, transforming our investment into a passive one, albeit with increased flexibility and liquidity necessary to accomplish an exit in a manner that was previously unavailable with Enable units.”

Mr. Trauschke continues, “However, with today’s announcement, we are taking the first step of our plan to exit our midstream investment, becoming a pure-play electric utility focused on investing in our electric infrastructure and bringing outstanding service, jobs and economic development to the communities of Oklahoma and Arkansas.

We remain committed to maintaining and prudently growing our current dividend, which along with earnings growth underpinned by our electric utility business, will continue to drive an attractive risk-adjusted total return proposition for our shareholders. The strength of our balance sheet remains a competitive advantage for our company and will continue to support our capital allocation priorities.”

Approvals and Time to Close
This transaction is expected to close in 2021, subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and customary closing conditions.

Advisors
Lazard and Morgan Stanley & Co. LLC are serving as financial advisors and Jones Day is acting as legal advisor to OGE Energy in connection with the transaction.

Exhibit 99.01
Conference Call and Webcast Details
OGE Energy Corp. will provide more details related to these matters when it hosts its live webcast to discuss the financial results of 2020 and the 2021 outlook on Thursday, February 25, at 8 a.m. CST. The conference will be available through www.ogeenergy.com.

About OGE Energy Corp.
OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 865,000 customers in Oklahoma and western Arkansas. In addition, OGE holds a 25.5 percent limited partner interest and a 50 percent general partner interest of Enable Midstream Partners LP, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Forward-Looking Statements
This news release includes forward-looking statements. Actual events and results may differ materially from those projected. The statements in this news release regarding the anticipated closing of the announced transaction, including anticipated benefits, and other statements that are not historical facts are forward-looking statements. Each forward-looking statement contained in this release speaks only as of the date of this release. Factors that could affect actual results include the satisfaction or waiver of the conditions to closing the transaction, the receipt of applicable regulatory approvals and the termination rights of the parties the agreement for the transaction, and other factors discussed in OGE Energy Corp.’s. filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and subsequent Quarterly Reports on Form 10-Q and other filings with the SEC.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities described herein, nor shall there be any sale of such securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any such offering may be made only by means of a prospectus.